UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2007

NOTICE AND PROXY STATEMENT

April 17, 2007

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders of Career Education Corporation (“CEC”) to be held at the Chicago Marriott Northwest, 4800 Columbine Boulevard, Hoffman Estates, Illinois on May 17, 2007, at 3:00 p.m., Central Daylight Time. The formal notice of the Annual Meeting appears on the following page.

The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting. During the Annual Meeting, stockholders will view a presentation by CEC’s management and have the opportunity to ask questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on May 17, 2007, and urge you to return your proxy card as soon as possible.

Sincerely,

Gary E. McCullough
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

To the Stockholders of
Career Education Corporation:

The Annual Meeting of Stockholders of Career Education Corporation (“CEC”) will be held at 3:00 p.m., Central Daylight Time, on Thursday, May 17, 2007, at the Chicago Marriott Northwest, 4800 Columbine Boulevard, Hoffman Estates, Illinois, for the following purposes:

(1)         To elect six directors to CEC’s Board of Directors;

(2)         To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent auditors of CEC’s financial statements for the year ending December 31, 2007; and

(3)         To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 21, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. Please contact Georgeson Shareholder Communications Inc. toll-free at (888) 206-5970 should you have any questions regarding voting or to request another copy of CEC’s Annual Report to Stockholders, Annual Report on Form 10-K, Proxy Statement or proxy card.

By order of the Board of Directors,

Gail B. Rago
Corporate Secretary

Hoffman Estates, Illinois
April 17, 2007

All stockholders are urged to attend the meeting in person or by proxy. Whether or not you expect to be present at the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope furnished for that purpose.

Career Education Corporation
2895 Greenspoint Parkway
Suite 600
Hoffman Estates, Illinois 60169
(847) 781-3600

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Career Education Corporation, a Delaware corporation (“CEC,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our 2007 Annual Meeting of Stockholders on May 17, 2007, beginning at 3:00 p.m., Central Daylight Time. The Annual Meeting will be held at the Chicago Marriott Northwest, 4800 Columbine Boulevard, Hoffman Estates, Illinois.

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about April 17, 2007.

Who is entitled to vote at the Annual Meeting?

Holders of CEC common stock as of the close of business on March 21, 2007 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, CEC had outstanding 93,941,245 shares of Common Stock, par value $0.01 per share (the “Common Stock”). Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders will be admitted to the Meeting beginning at 3:00 p.m., Central Daylight Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of Common Stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CEC’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, a “stockholder of record.” The Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy have been sent directly to you by CEC.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

What constitutes a quorum?

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present.

What are the Board of Director’s recommendations with respect to each proposal?

The Board of Directors recommends that you:

•       vote FOR all of the Board of Director’s nominees for election as directors; and

•       vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of CEC’s financial statements for the year ending December 31, 2007.

What vote is required to approve each proposal?

•       Election of Directors.   The Third Amended and Restated By-laws of the Company provide that the required vote for the election of directors at the Annual Meeting will be a majority of votes cast. Each stockholder will be entitled to vote the number of shares of Common Stock held as of the Record Date by such stockholder for the number of directors to be elected. Stockholders will not be allowed to cumulate their votes in the election of directors.

•       Ratification of Auditors.   The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent auditors of CEC’s financial statements for the year ending December 31, 2007.

How do I vote?

You may vote using any of the following methods:

By Mail

Complete, sign and date the proxy card and return it in the prepaid envelope. Each executed and returned proxy card or voting instruction card will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Career Education Corporation, c/o Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004.

In person at the Annual Meeting

If you attend the Annual Meeting, you may deliver your completed proxy card in person, or you may vote in person. If you hold your shares in a stock brokerage account or by a bank or other holder of record, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your bank, broker or other nominee and present it at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

Please contact Georgeson Shareholder Communications Inc. toll-free at (888) 206-5970 should you have any questions regarding voting or to request another copy of this Proxy Statement or the proxy card.

Who are the persons selected by CEC’s Board of Directors to serve as proxies?

Patrick K. Pesch and Gail B. Rago, the persons named as proxies on the PROXY CARD or voting instruction card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Mr. Pesch is the Executive Vice President, Chief Financial Officer, Assistant Secretary and Director of the Company, and Ms. Rago is the Vice President, Associate General Counsel-Corporate and Corporate Secretary of the Company.

Who will count the vote?

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed by CEC for the meeting.

Will abstentions and broker non-votes affect the voting results?

The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares not present at the Annual Meeting and abstentions have no effect on the election of directors as directors receiving a majority of votes cast will be elected (the number of shaes voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For the proposal to ratify the appointment of Ernst & Young LLP as CEC’s independent auditors, abstentions are treated at shares present and not voting, so abstaining has the same effect as a negative vote.

Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter. Pursuant to the rules of the New York Stock Exchange, brokers do not have discretionary authority to vote shares held in “street name” on non-routine matters, including a contested election of directors, without your instructions. Accordingly, stockholders are advised to forward their voting instructions promptly so as to afford brokers sufficient time to process such instructions. Broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved that proposal.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with CEC’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. If you vote in person at the Annual Meeting, your proxy will be revoked. However, attendance at the Annual Meeting will not by itself revoke a previously granted proxy. For shares held in “street name,” you may revoke your previously-granted proxy by submitting new voting instructions to your bank, broker or other nominee or contacting the person responsible for your account and instructing that person to execute on your behalf the PROXY CARD as soon as possible.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If any other items or matters properly come before the Annual Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 7, 2007, and continuing through the date of the Annual Meeting, at the principal offices of CEC, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60619.

What is “householding” and how does it affect me?

In accordance with notices sent to beneficial stockholders sharing a single address, we are sending only one Annual Report to Stockholders and Proxy Statement to that address unless we received contrary instructions from any beneficial stockholder at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial stockholder at such an address wishes to receive a separate Annual Report to Stockholders or Proxy Statement this year or in the future, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-K and Annual Report to Stockholders on the Internet?

CEC’s Annual Report to Stockholders for the year ended December 31, 2006, containing financial and other information pertaining to CEC, is being furnished to stockholders with this Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-K and Annual Report to Stockholders are available on the Company’s website at www.careered.com under the caption “Investor Relations.”

PROPOSAL 1
ELECTION OF DIRECTORS

CEC’s Board of Directors consists of nine directors. Article V of CEC’s Certificate of Incorporation was amended and restated in May 2006 to provide, among other things, that those directors previously elected for three-year terms of office by CEC’s stockholders will complete their three-year terms and will be eligible for re-election to one-year terms at each annual meeting of stockholders thereafter. Beginning with the 2008 Annual Meeting of Stockholders, the declassification of the Board of Directors will be complete, and all directors will be subject to annual election to one-year terms. If elected, the six nominees for election as directors at CEC’s 2007 Annual Meeting of Stockholders will each  serve for a one year term expiring at CEC’s 2008 Annual Meeting of Stockholders. Each of the nominees is presently serving as a director of CEC. The Board of Directors recommends that the stockholders vote in favor of the election of all of the nominees named in this Proxy Statement to serve as directors of CEC. See “Nominees” below.

CEC’s Board of Directors has affirmatively determined, using Rule 4200(a)(15) of the corporate governance listing requirements applicable to companies whose securities are listed on The NASDAQ Global Select Market (referred to herein as the “NASDAQ listing standards”) as a guide, that, with the exception of Mr. McCullough, each of the director nominees and Mr. Chookaszian and Mr. Dowdell, directors whose terms of office expire at the 2008 Annual Meeting of Stockholders, is an “independent director” because none of them has a relationship with CEC that would impair their independence.

The three directors whose terms of office do not expire in 2007 will continue to serve after the Annual Meeting until CEC’s 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified. See “Other Directors” below.

If at the time of the Annual Meeting any of the Board of Director’s nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any of the nominees will be unable or decline to serve as a director if elected.

NOMINEES

The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

Name	Age	Position With Company	Served as Director Since
Patrick W. Gross (1)(2)(4)	62	Director	2005
Thomas B. Lally (2)(4)	63	Director	1998
Steven H. Lesnik (2)(3)	66	Director	2006
Gary E. McCullough	48	President, Chief Executive Officer and Director	2007
Keith K. Ogata (1)(3)	52	Director	1998
Leslie T. Thornton (3)(4)	48	Director	2005

(1)          Member of the Audit Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Compliance Committee.

(4)          Member of the Nominating and Governance Committee.

Patrick W. Gross has been a Director of CEC since December 2005. Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross is a founder of, and served as principal executive officer from 1970 to 2002 at American Management Systems, Inc. (“AMS”), a computer applications software and systems integration firm. He became chairman of AMS’ executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as vice chairman of Youth for Understanding International Exchange and serves on the board of the All Kinds of Minds Institute, a non-profit organization assisting students who struggle with learning. Mr. Gross is a director of Capital One Financial Corporation, Mobius Management Systems, Inc., Taleo Corporation, Liquidity Services, Inc. and Waste Management, Inc. He attended Cornell University and received a Bachelor in Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in Engineering from the University of Michigan, and a Master of Business Administration from the Stanford Graduate School of Business.

Thomas B. Lally has been a Director of CEC since January 1998. Prior to his retirement in October 2001, Mr. Lally was the President of Heller Equity Capital Corporation (“HECC”) since August 1995, an Executive Vice President of Heller Financial, Inc. (“HFI”) and Chairman of HFI’s Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of HFI’s portfolio of loan and equity investments. Mr. Lally joined HFI in 1974. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Steven H. Lesnik   has been a Director of CEC since February 2006. Mr. Lesnik is Chairman and Chief Executive Officer of KemperSports Inc., an Illinois-based company that develops, owns, leases and manages golf facilities, athletic clubs and lodging venues nationwide, and is engaged in marketing communications. Mr. Lesnik co-founded KemperSports Inc. with James S. Kemper, Jr. in 1977. From 1968 to 1979, he held numerous positions at Kemper Insurance Companies, including vice president. Mr. Lesnik is actively committed to education, having served as Chairman of the Illinois Board of Higher Education, as a visiting lecturer at Northwestern University, and as a Director of the Illinois Math & Science Academy Foundation. Mr. Lesnik received a Bachelor of Arts degree from Brown University.

Gary E. McCullough has been a Director of CEC and has served as President and Chief Executive Officer since March 2007. From December 2003 to March 2007, Mr. McCullough served as Senior Vice President of Abbott Laboratories and President of its Ross Products Division, a manufacturer of a variety of pediatric and adult nutritional products. From March 2000 until December 2003, Mr. McCullough served as Senior Vice President-Americas of Wm. Wrigley Jr. Company. Mr. McCullough is a director of The Sherwin Williams Company, a company engaged in the manufacture, distribution and sale of coatings and related products. Mr. McCullough holds a Bachelor of Science from Wright State University and a Master of Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management.

Keith K. Ogata has been a Director of CEC since January 1998. Mr. Ogata is currently president of, and a private investor in, 3-K Financial Corporation, a private investment company. From 1996 to 1998, Mr. Ogata served as President of National Education Centers, Inc., a subsidiary of National Education Corporation. From 1990 to 1998, he served as Vice President, Chief Financial Officer and Treasurer of National Education Corporation, with responsibility for finance, accounting, treasury, tax, mergers and acquisitions, human resources, investor and public relations and information systems. Mr. Ogata received a Bachelor of Science degree from the University of Southern California and a Master of Business Administration from Duke University. Mr. Ogata received certification as a public accountant in 1980.

Leslie T. Thornton has been a Director of CEC since December 2005. Ms. Thornton has served as a partner with the law firm of Dickstein Shapiro, LLP in Washington D.C. since 2004, and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“DOE”). During her nearly eight years at the DOE, Ms. Thornton advised the Secretary on all DOE matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. In addition to her work at the DOE, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a law degree from Georgetown University and a Bachelor of Arts degree from the University of Pennsylvania.

The Board of Directors recommends that stockholders vote FOR all of the Board of Director’s nominees for election as directors.

OTHER DIRECTORS

The following persons will continue to serve as directors of CEC after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified:

Name	Age	Position With Company	Served as Director Since	Term Expires
Dennis H. Chookaszian (1)(2)(3)	63	Director	2002	2008
Robert E. Dowdell	61	Chairman of the Board	1994	2008
Patrick K. Pesch	50	Executive Vice President, Chief Financial Officer, Assistant Secretary and Director	1995	2008

(1)          Member of the Audit Committee.

(2)          Member of the Compliance Committee.

(3)          Member of the Nominating and Governance Committee.

Dennis H. Chookaszian has served as a Director of CEC since October 2002. Since January 1, 2007,  Mr. Chookaszian has served as chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board on technical issues. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation (“CNA”). During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies and in 1999 he became Chairman of the executive committee of CNA. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is a director of Chicago Mercantile Exchange Holdings Inc., a U.S. financial exchange; LoopNet, Inc., an information services provider to the commercial real estate industry; Insweb Corporation, an on-line insurance provider; and Sapient Corporation, a business and technology consultancy. Mr. Chookaszian received certification as a public accountant in 1971.

Robert E. Dowdell has served as Chairman of the Board of Directors since December 2006, and as a Director of CEC since its inception in January 1994. From September 2006 through March 2007, Mr. Dowdell served as Interim President and Chief Executive Officer and from July 2004 until September 2006 as Lead Director. Mr. Dowdell served as Chief Executive Officer and as a director of Marshall & Swift, L.P., a web-hosted software application company, from 1989 until his retirement in January 2006. From 1998 to 2006, Mr. Dowdell served as General Partner of RGD Partners, L.P., an investment business. From 1984 to 1988, Mr. Dowdell served as President of National Education Centers, Inc., a subsidiary of National Education Corporation, Inc. Mr. Dowdell is currently the Chairman of Roof Express, L.P., a software business. Mr. Dowdell received a Bachelor of Business Administration in Accounting and a Master of Business Administration from the University of Notre Dame. Mr. Dowdell received certification as a public accountant in 1974.

Patrick K. Pesch has been a Director of CEC since 1995. Mr. Pesch has served as Chief Financial Officer since October 1999, as Executive Vice President of CEC since May 2001 and as Assistant Secretary since April 2005. Mr. Pesch also served as Treasurer of CEC from October 1999 until May 2006 and as Secretary of CEC from May 2000 until April 2005. From October 1999 until May 2001, he served as Senior Vice President of CEC. From 1992 until joining CEC, Mr. Pesch served as a Senior Vice President of HFI and also as an officer of HECC, managing a portfolio of loan and equity investments. Mr. Pesch joined HFI in 1985 as head of the internal audit function and served in a number of positions, including senior credit officer for Heller Corporate Finance. Previously, he was an audit manager with Arthur Young & Company (currently Ernst & Young). Mr. Pesch received a Bachelor of Science of Commerce degree from DePaul University and is a certified public accountant.

DIRECTOR COMPENSATION

During 2006, each non-employee director of CEC (the “Outside Directors”) was paid an annual fee of $18,000 ($1,500 per month) for his or her services as a director, $1,000 for each Board of Directors meeting attended and $500 for each Board Committee meeting attended. Mr. Lesnik was paid a pro-rated amount of the annual retainer, or $803.57, for his service during February 2006 following his appointment to the Board of the Directors. Each Committee chairperson received an additional fee of $500 per Committee meeting attended. In addition, each Outside Director was granted stock options to purchase 24,000 shares of Common Stock at the closing price of the Common Stock as quoted on The NASDAQ Global Select Market (the “Closing Price”) on May 18, 2006, the date of last year’s annual stockholders meeting. Mr. Lesnik was also granted stock options to purchase 18,000 shares of Common Stock at the Closing Price of the Common Stock on February 14, 2006, the date of his appointment to the Board of Directors. Each Outside Director will also be granted an option to purchase 24,000 shares of Common Stock on the date of each regular annual stockholders meeting thereafter if such director is elected at such meeting to serve as an Outside Director or continues to serve as an Outside Director. One-third of the options granted to Outside Directors vest on the grant date and on each of the first two anniversaries of the grant date. All options granted to Outside Directors are, once vested, exercisable for ten years. All Outside Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities. Each of these components is described in more detail below. The total compensation of our Outside Directors for the year ended December 31, 2006 is shown in the following table:

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards (8)	Total
Dennis H. Chookaszian (1)	$82,000	$325,280	$407,280
Patrick W. Gross (2)	$77,436	$461,075	$538,511
Thomas B. Lally (3)	$86,000	$325,280	$411,280
Wallace O. Laub (4)	$4,500	$119,440	$123,940
Steven H. Lesnik (5)	$53,304	$382,280	$435,835
Keith K. Ogata (6)	$78,500	$325,280	$403,780
Leslie T. Thornton (7)	$70,484	$456,131	$526,615

(1)          As of December 31, 2006, Mr. Chookaszian held, in the aggregate, options to purchase 144,000 shares of Common Stock.

(2)          Chairperson of the Compensation Committee. As of December 31, 2006, Mr. Gross held, in the aggregate, options to purchase 48,000 shares of Common Stock.

(3)          Chairperson of the Nominating and Governance Committee. As of December 31, 2006, Mr. Lally held, in the aggregate, options to purchase 168,000 shares of Common Stock.

(4)          Wallace O. Laub, who had served as a Director since 1994, resigned from the Board of Directors for health reasons effective February 13, 2006. As of December 31, 2006, Mr. Laub held, in the aggregate, options to purchase 49,574 shares of Common Stock.

(5)          As of December 31, 2006, Mr. Lesnik held, in the aggregate, options to purchase 42,000 shares of Common Stock.

(6)          Chairperson of the Audit Committee. As of December 31, 2006, Mr. Ogata held, in the aggregate, options to purchase 136,000 shares of Common Stock.

(7)          Chairperson of the Compliance Committee. As of December 31, 2006, Ms. Thornton held, in the aggregate, options to purchase 48,000 shares of Common Stock.

(8)          The amounts shown represent options to purchase 24,000 underlying shares of Common Stock granted on May 18, 2006, each of which had an exercise price of $30.80, the closing price of our Common Stock on the date of grant. The amount shown for Mr. Lesnik, however, also includes options to purchase 18,000 underlying shares of Common Stock with an exercise price of $34.86 on the grant date of February 14, 2006, which was the date of Mr. Lesnik’s appointment to the Board of Directors. Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. See Note 16 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for information regarding the assumptions used in the valuation of our equity awards.

The amounts earned in 2006 by the Outside Directors for participation at meetings of the Board of Directors or Committees of the Board of Directors were significant. This is attributable to the large number of Board and Board Committee meetings held during 2006 to address, among other things, the probationary status of American InterContinental University, the previously disclosed plans for strategic divestitures of selected schools and campuses, management changes and the reorganization of our management structure and the proxy contest for the election of directors at the Company’s 2006 Annual Meeting of Stockholders.

The Nominating and Governance Committee has the responsibility for recommending to the Board of Directors compensation and benefits for Outside Directors and for reviewing such compensation and benefits on a periodic basis. See “Executive Compensation” below for information concerning amounts paid to Mr. Dowdell for service as a director.

Meetings—During the year ended December 31, 2006, the Board of Directors held forty-nine (49) meetings. Executive sessions are held during at least four board meetings per year. Each director, with the exception of Wallace O. Laub, attended at least 75% of the aggregate number of Board of Directors meetings held during which time they served as a director and the total number of Committee meetings on which he or she served that were held during 2006. For health reasons, Mr. Laub did not attend at least 75% of the aggregate number of Board of Directors meetings and at least 75% of the Committee meetings held during the period of 2006 for which he was a director. Mr. Laub resigned from the Board of Directors for health reasons effective February 13, 2006. Directors are expected to attend the Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2006 Annual Meeting attended the 2006 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Governance Committee, each comprised entirely of directors who are “independent” as that concept is defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”  Each of Messrs. Chookaszian, Gross, Lally, Lesnik and Ogata and Ms. Thornton are independent under the NASDAQ listing standards.

Audit Committee—The Audit Committee generally has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors. The Audit Committee also has responsibility for the selection of the independent auditors, the review of the plan and scope of the annual audit, the review of CEC’s audit and control functions, the review and pre-approval of audit and permissible non-audit services, periodic reports to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002, and the NASDAQ listing standards. The Board of Directors has determined that each of Messrs. Chookaszian, Gross and Ogata is an “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. During the year ended December 31, 2006, the Audit Committee held eleven (11) meetings. See “Report of the Audit Committee of the Board of Directors.”

Compensation Committee—The Compensation Committee generally has responsibility for establishing CEC’s compensation strategy and policies and determining the nature and amount of all compensation for CEC’s executive officers. The Compensation Committee also has responsibility for recommending to CEC’s Board of Directors guidelines and standards relating to the determination of executive compensation and administering CEC’s stock incentive plans. The members of the Compensation Committee are Messrs. Gross (Chairperson), Lally and Lesnik. During the year ended December 31, 2006, the Compensation Committee held thirteen (13) meetings. See “Report of the Compensation Committee of the Board of Directors.”

Compliance Committee—The Compliance Committee generally has responsibility for oversight of CEC’s policies, programs and procedures to ensure compliance with applicable laws, regulations and CEC policies. The Compliance Committee is also charged with advising CEC’s Board of Directors as to the status of CEC’s compliance program and ongoing developments relating to compliance matters. The members of the Compliance Committee are Ms. Thornton (Chairperson), Messrs. Chookaszian, Lesnik and Ogata. During the year ended December 31, 2006, the Compliance Committee held four (4) meetings.

Nominating and Governance Committee—The Nominating and Governance Committee generally has responsibility for identifying candidates who are eligible under the qualification standards set forth in the CEC’s Corporate Governance Guidelines to serve as members of the Board of Directors. It also makes recommendations to the Board of Directors concerning the structure and membership of other Board committees. The Nominating and Governance Committee is also charged with considering matters of corporate governance generally and reviewing and recommending to the Board, periodically, CEC’s corporate governance principles. The members of the Nominating and Governance Committee are Messrs. Lally (Chairperson), Chookaszian, Gross and Ms. Thornton. During the year ended December 31, 2006, the Nominating and Governance Committee held thirteen (13) meetings.

Corporate Governance Guidelines—In October 2004, the Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of CEC’s stockholders. The Corporate Governance Guidelines are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Code of Ethics and Code of Business Conduct and Ethics—In October 2003, the Board of Directors adopted a Code of Ethics that is specifically applicable to its executive officers and senior financial officers, including its principal executive officer, its principal financial officer, its principal accounting officer and its controller. The Code of Ethics is posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”  CEC has also adopted a revised Code of Business Conduct and Ethics in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. The revised Code of Business Conduct and Ethics is applicable to all of CEC’s employees, officers and directors, and is posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Nominating Procedures—As described above, the Company has a standing Nominating and Governance Committee and its charter is posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

The Nominating and Governance Committee considers many factors when considering candidates for the Board and strives for the Board to be comprised of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization, and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting and the extent to which the candidate would fill a present need on the Board. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Governance Committee.

In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating and Governance Committee or stockholder-recommended nominee. However, the Nominating and Governance Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. In the case of current directors being considered for renomination, the Nominating and Governance Committee will also take into account the director’s history of attendance at meetings of the Board of Directors or its committees, the director’s tenure as a member of the Board of Directors, and the director’s preparation for and participation in such meetings.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has made the proposal. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. Candidates are recommended to the Board of Directors after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating and Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Communications with the Board of Directors—Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to CEC Board of Directors, c/o The Office of the Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169. The Office of the Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by means of which stockholders may communicate with the Board or its members. Please refer to CEC’s website, www.careered.com, for any changes in this process.

Transactions with Related Persons—The Audit Committee conducts appropriate reviews of all transactions with related persons for potential conflict of interest situations on an ongoing basis. All such transactions must be approved by the Audit Committee.

EXECUTIVE OFFICERS

Set forth below is a table identifying the executive officers of CEC who are not identified in the tables entitled “Election of Directors—Nominees” or “—Other Directors.”

Name	Age	Position
Stephen C. Fireng	38	President, Art & Design and University Divisions
Paul R. Ryan	56	President, Culinary and Health Education Divisions
Todd H. Steele	44	President, International and Startup Divisions, Executive Vice President, Strategic Planning and Development

Stephen C. Fireng has served as President of the University Division since September 2005 and President of the Art & Design Division since January 2007. Mr. Fireng formerly served as President of the Online Education Group between February 2005 and January 2006, Senior Vice President of Marketing and Admissions of the Online Education Group between June 2003 and January 2005, Vice President of Marketing and Admissions of the Online Education Group between September 2001 and June 2003, CEC’s National Director of Admissions between October 2000 and September 2001, CEC’s Regional Director of Admissions between October 1999 and October 2000, and Director of Admissions at Collins College between May 1996 and October 1999. Mr. Fireng held positions including Placement Director and Admissions Advisor at Collins College from June 1991 until joining CEC upon the acquisition of Collins College by CEC in 1994. Mr. Fireng received a Bachelor of Science degree in Business Administration from Northern Arizona University.

Paul R. Ryan has served as President of the Culinary Division since October 2003 and President of the Health Education Division since October 2004. Mr. Ryan formerly served as President of the Academy Division between October 2003 and October 2005 and as Senior Vice President of Operations for the Colleges, Schools and Universities Group since April 2003. From October 2001 to April 2003, Mr. Ryan was the Vice President and Managing Director of the Culinary Division. From March 2000 to October 2001, Mr. Ryan was the President of California Culinary Academy. Before joining CEC in 2000, Mr. Ryan was the Vice President of Food and Beverage Operations for the Promus Hotel Corporation from November 1997 to December 1999. Mr. Ryan received an Associate degree in Hotel Administration from Allegheny County Community College and also served in the United States Army in Vietnam.

Todd H. Steele has served as President of International and Startup Divisions since October 2003, and has served as Executive Vice President of Strategic Planning and Development of CEC since January 2003. Mr. Steele previously served as Senior Vice President of Strategic Planning and Development of CEC between May 2001 and January 2003, Vice President of Strategic Planning and Development of CEC between November 1999 and May 2001, and Director of Strategic Planning and Development of CEC between March 1998 and November 1999. Mr. Steele served as a member of CEC’s Board of Directors from CEC’s inception in January 1994 until he joined CEC as a full-time employee in March 1998. From December 1996 until joining CEC, Mr. Steele served as a Vice President of Baker, Fentress & Co., an investment company, making equity investments in private companies. From May 1990 until November 1996, he served as a Vice President of HFI and HECC, also making equity investments in private companies. Mr. Steele received a Bachelor of Arts degree in Economics from Northwestern University and a Master of Business Administration in Finance from the University of Chicago.

The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors. John M. Larson, who served as CEC’s Chairman of the Board until December 19, 2006 and as President and Chief Executive Officer until September 24, 2006, was the only officer with an employment agreement with CEC during 2006. See “Executive Compensation—Employment Agreements.”  There are no family relationships among any of the directors or officers of CEC.

Section 16(a) Beneficial Ownership Reporting Compliance—Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CEC’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of CEC’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, CEC believes that, during 2006 all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons, except for one late report filed by Mr. Fireng on September 1, 2006, to report the sales by Mr. Fireng’s wife of 38 shares of Common Stock and 41 shares of Common Stock on July 26, 2006 and July 31, 2006, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary objectives of the Compensation Committee with respect to executive compensation are (i) to attract, motivate and retain talented and dedicated executive officers, (ii) to tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (iii) to compensate CEC’s executives at levels comparable to executives at similar companies, and (iv) to align the interests of executives with the long-term interests of our stockholders through award opportunities that will result in the ownership of CEC’s Common Stock. To achieve these objectives, the Compensation Committee has designed and implemented an executive compensation program consisting of a mix of base salary, cash bonus awards and long-term incentive compensation.

CEC’s compensation program for its executive officers and key employees is administered under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and meet the objectives set forth above. The Compensation Committee utilizes publicly available information and compensation surveys to make informed decisions regarding pay and benefit practices.

History

The Compensation Committee retained Mercer Human Resource Consulting, a compensation consulting firm (“Mercer”), to review CEC’s executive compensation program in late 2003 to ensure that it (i) aligned compensation with responsibility, (ii) provided for a competitive sharing of future increases in stockholder value with key executives and employees, and (iii) was consistent with our strategic and financial goals. Mercer met with members of the Compensation Committee and CEC’s senior management to learn about CEC’s business and strategy, key performance metrics and goals, and the labor and capital markets in which we compete. Mercer then, in consultation with the Compensation Committee and CEC’s Board of Directors, developed a peer group for performance and compensation benchmarking purposes using a variety of financial metrics, including, among other things, revenue, earnings before interest, taxes, depreciation and amortization, total assets, revenue growth and total shareholder return. The peer group that was developed generally consisted of companies that, like CEC, had experienced significant revenue growth and total shareholder return well above the market return for several years, including the following: Apollo Group, Corinthian Colleges, EBay, Education Management, Iron Mountain, Landry’s Restaurants, Meritage Corp., Moody’s Corp., NVIDIA Corp., Penn National Gaming, Regis Corp. and Yahoo!. After the Compensation Committee and Mercer agreed on a peer group, Mercer performed analyses of our relative performance and compensation levels. The Compensation Committee carefully considered these analyses as it determined the cash and incentive compensation components of executive compensation packages for 2004 with the intention of paying CEC’s executives at or near the 75th percentile level of total compensation relative to our customized peer group along with other executive survey data provided by Mercer. The 75th percentile level of total compensation, the Compensation Committee believed, was the most appropriate level in order to attract and retain talented and dedicated executive officers.

The Compensation Committee utilized this comprehensive study and analysis as a benchmark for assessing adjustments to CEC’s executive compensation program in 2005 and 2006.  Specifically, with the exception of short-term incentive compensation data, the base salary compensation information compiled by Mercer for the peer group companies in late 2003 was increased by approximately 5% for 2005 in connection with the Compensation Committee’s determination of each element of our executive compensation for 2005, and approximately an additional 4% for 2006. The Compensation Committee believed that this “roll-forward” of the compensation information provided by Mercer was a cost-effective, reasonable approach to addressing annual increases in executive compensation. For executive compensation packages for each of the years 2005 and 2006, the Compensation Committee considered composite information consisting of aged Mercer data and proxy data of peer companies sourced from Equilar, a provider of executive compensation proxy data.

In establishing the executive compensation packages in each of the years 2004 through 2006, the Compensation Committee also considered the compensation recommendations put forth by John M. Larson, CEC’s former Chairman, President and Chief Executive Officer. Mr. Larson recommended changes on an annual basis to the base salaries and target bonuses of CEC’s executive officers, with the exception of his own salary and target bonus, based on their performance or changes in their responsibilities, and discussed such changes with members of the Compensation Committee. Mr. Larson was the only executive officer whose recommendations regarding cash compensation were considered by the Compensation Committee.

Several members of senior management, including Mr. Larson and other of CEC’s executive officers, worked collaboratively to prepare annual proposals regarding equity awards for executive officers and other employees that were considered by the Compensation Committee. In each of the years 2004 through 2006, the Compensation Committee also reviewed long-term incentive compensation data sourced from Equilar to determine, for the years 2004 and 2005, the appropriate number of options to purchase shares of CEC’s Common Stock to be awarded to CEC’s executive officers and, the appropriate number of stock options and shares of time-based and performance-based restricted stock awarded to such officers on May 18, 2006. The Compensation Committee’s aim was to offer CEC’s executives total compensation opportunities in 2004, 2005 and 2006 at or near the 75th percentile level of total compensation for CEC’s customized peer group combined with relevant compensation survey data.

In late 2006, the Compensation Committee retained Frederic W. Cook & Co., a compensation consulting firm (“Cook”), to evaluate CEC’s compensation practices. In recognition of CEC’s maturation and abating revenue growth rate, the Compensation Committee and Cook developed a new competitive peer group consisting of companies with revenue, growth, profitability and long-term shareholder return characteristics similar to CEC’s. The peer group selected includes the following companies: Ameriprise Financial, Apollo Group, Bally Total Fitness Holding, Bright Horizons Family Solutions, Cheesecake Factory, Corinthian Colleges, DeVry, H&R Block, ITT Educational Services, Jackson Hewitt Tax Service, Landry’s Restaurants, Las Vegas Sands, Laureate Education, OSI Restaurant Partners, RARE Hospitality International, Royal Caribbean Cruises, Starwood Hotels and Resorts Worldwide, Strayer Education, Universal Technical Institute, Weight Watchers International and Wyndham Worldwide. After the Compensation Committee approved the peer group recommended by Cook, Cook performed analyses of CEC’s relative performance and compensation levels while taking into account the peer group as well as other national executive compensation surveys. The Compensation Committee carefully considered these analyses as it determined the cash and incentive compensation components of executive compensation packages for 2007 with the intention of paying our executives between the 50th and 75th percentile levels of total compensation relative to CEC’s new peer group and relevant compensation survey data.

Compensation Components

We provide the following compensation components to our executive officers:

Base Salary.   Base salaries for our executives are established based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in CEC’s competitive peer group for similar positions and other national surveys. Generally, the Compensation Committee believes that executive base salaries should be set at levels such that our executives’ base compensation opportunities fall between the 50th and 75th percentile of total compensation for executives in similar positions and with similar responsibilities at companies in CEC’s peer group and companies that participate in the other national surveys. The Compensation Committee believes that this approach furthers one of its primary objectives of attracting, retaining and equitably rewarding CEC’s executives.

The Compensation Committee reviews base salaries annually, and adjusts base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee approves the base salary for CEC’s Chief Executive Officer, and for each executive officer below the Chief Executive Officer level with input from CEC’s Chief Executive Officer. In 2006, the Compensation Committee increased CEC’s executives’ base salaries by a range of 2.4% to 12.7%, and by 4.7% on average. The Compensation Committee based its decision to increase base salaries on a variety of factors, including performance, recommendations submitted by the Chief Executive Officer, market increases (determined on the basis of aged Mercer data and proxy data of peer companies provided by Equilar) and changes in each executive officer’s responsibilities. In March 2007, the Compensation Committee elected not to increase base salaries for the Named Officers.

In September 2006, Mr. Larson, CEC’s former Chairman, President and Chief Executive Officer, stepped down as President and Chief Executive Officer but remained Chairman. Mr. Larson also entered into an amendment to his employment agreement that, among other things, reduced his base salary from $1,035,000 to $500,000 per annum in light of the reduction of Mr. Larson’s responsibilities and time commitment. At the same time, CEC’s Board of Directors appointed Robert E. Dowdell as CEC’s interim President and Chief Executive Officer, and agreed to pay Mr. Dowdell a base salary of $86,250 per month, or $1,035,000 per annum, which was equal to Mr. Larson’s base salary prior to his stepping down as CEC’s President and Chief Executive Officer.

Bonus Plan.   In 2006, the Compensation Committee used cash bonus awards to align executive compensation with business objectives and performance. CEC’s executive officers participated in our 2006 Corporate Bonus Plan (the “2006 Bonus Plan”). For 2006, the bonus incentive targets for CEC’s executive officers ranged from 40% to 100% of base salary. For 2007, the target bonus awards (as a percentage of annual base salary) will be as follows: Chief Executive Officer, 100%; Chief Financial Officer, 50%; and Group Presidents, 40%. Consistent with its overall approach, these target percentages were established by the Compensation Committee so that CEC’s executive officers’ total cash compensation opportunities were set between the 50th and 75th percentile of total compensation for executives in similar positions and with similar responsibilities at companies in CEC’s peer group. A bonus award was not paid to Mr. Dowdell in connection with his service as interim President and Chief Executive Officer.

The 2006 Bonus Plan established three bonus pools, including a bonus pool for each of CEC’s group senior management, division senior management and certain other of CEC’s employees, including its Chief Executive Officer and Chief Financial Officer. The bonus pools for group and division senior management were funded, in part, on the basis of group or divisional performance relative to budgeted group or divisional earnings before interest income and expense, federal and state income taxes, amortization and depreciation expense, other extraordinary gains and losses, and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit (“EBITA”), respectively. The bonus pool for all other of CEC’s employees, and part of the bonus pools for group and division senior management, were funded on the basis of our performance relative to budgeted earnings before interest income and expense, federal and state income taxes, other extraordinary gains and losses, and gains and losses on the sale of securities and fixed or capital assets involving the sale of a business unit (“EBIT”). In general, the 2006 Bonus Plan provided that 75% of an employee’s bonus payout would be awarded if we achieved our budgeted EBIT and 25% of an employee’s bonus payout would be awarded based upon achievement of individual performance goals and or management by objectives as established at the time of such officer’s hire or at the beginning of the plan year. As described above, the bonus award for group and divisional senior management was largely based upon whether and to what extent a group or division achieved its budgeted EBITA. CEC did not achieve its budgeted EBIT for 2006 and, accordingly, none of CEC’s executive officers received their targeted bonus payout under the 2006 Bonus Plan. The 2006 Bonus Plan also provided for discretionary, individual overachievement bonus awards based upon individual performance and contribution to the success of our operations. Such overachievement retention awards were subject to approval by CEC’s Chief Executive Officer and Board of Directors. None of CEC’s Named Officers were paid an overachievement bonus award for 2006.

In January 2007, CEC’s Board of Directors approved a discretionary bonus award pool and authorized Mr. Dowdell to award certain performance cash bonus awards. None of CEC’s Named Officers (defined below) received a discretionary cash bonus award.

A new bonus plan (the “2007 Executive Bonus Plan”) was adopted for 2007 for all bonuses calculated for payment to, or otherwise earned by, eligible group senior management and corporate executive employees, including CEC’s Named Officers (but excluding Mr. Dowdell), in 2007. The 2007 Executive Bonus Plan provides that, with respect to CEC’s executive officers, (i) 25% of the bonus pools will continue to be awarded based upon achievement of individual performance goals and or management by objectives, but such portion of the bonus pools will be funded only if we achieve 80% of our budgeted EBIT, and (ii) 75% of the bonus pools will continue to be awarded based upon our achievement of budgeted EBIT but such portion of the bonus pools will (a) only be 75% funded if CEC achieves between 95% and 100% of budgeted EBIT, (b) only be 50% funded if CEC achieves between 90% and 95% of budgeted EBIT, and (c) not funded if CEC achieves less than 90% of budgeted EBIT for each measured operating unit.

Long-Term Incentive Compensation Program.   The Compensation Committee believes that long-term company performance is best achieved through an ownership culture that encourages long-term performance by CEC’s executive officers through the use of stock-based awards. The Career Education Corporation 1998 Employee Incentive Compensation Plan, as amended, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards.

General.   Historically, CEC’s executive officers received options to purchase CEC’s Common Stock on the date of our annual meeting of stockholders. In 2005, the Compensation Committee began to consider the impact of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), on the long-term incentive compensation component of CEC’s executive compensation program and a variety of alternatives to stock options, including stock appreciation rights, restricted stock and combinations thereof. Ultimately, the Compensation Committee concluded that, in light of the accounting for equity awards under SFAS 123R, CEC’s executives should receive a portion of their long-term incentive compensation component in the form of restricted stock. Accordingly, CEC’s executive officers received a combination of stock option and restricted stock awards on May 18, 2006, the date of our 2006 Annual Meeting of Stockholders. Please see the table captioned “Grant of Plan-Based Awards in 2006” and the accompanying narrative for more information regarding equity awards to CEC’s executive officers in 2006.

Stock Options.   Options to purchase shares of CEC’s Common Stock granted to its executive officers are exercisable in four equal annual installments commencing on the first anniversary of the date of grant, in each case provided that the award recipient remains our employee at the date of vesting. Stock option grants have a maximum term of ten years.

Performance Shares.   With respect to the restricted stock awarded to CEC’s executive officers (excluding the Chief Executive Officer), 50% of the underlying shares vest on the date that is three years from the date of grant (the “Time Vested Stock”), and the remaining 50% of the underlying shares vest on or about the three-year anniversary of the grant date subject to the Compensation Committee’s determination that certain specified corporate compliance performance criteria have been satisfied (the “Performance Based Stock”). The Compensation Committee continues to believe that tying the vesting of a portion of restricted stock grants to the results of our annual financial aid compliance audit and other compliance metrics strengthens our commitment to becoming an industry leader for compliance.

Guidelines for Equity Awards.   In 2006, following a review of CEC’s equity award policies and practices conducted by the Compliance Committee, the Compensation Committee and CEC’s Board of Directors approved and adopted guidelines for equity awards (the “Guidelines”). Among other things, the Guidelines delineate the authority of the Board of Directors, the Compensation Committee and CEC’s officers with respect to the grant of equity awards, specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and specify that all stock options awarded by us will have an exercise price not less than the closing price of our Common Stock on the date of grant. At the same time, the Compensation Committee and the Board of Directors also approved and adopted revised policies and procedures necessary to implement the Guidelines. In addition, the Board of Directors authorized CEC’s President and Chief

Executive Officer to grant awards relating to not more than 10,000 shares of CEC’s Common Stock to new employees who will not, upon becoming our employees, qualify as “officers” for purposes of Section 16 of the Exchange Act. CEC’s President and Chief Executive Officer may not, however, grant awards relating to more than 100,000 shares of CEC’s Common Stock in the aggregate during any twelve-month period.

As of December 31, 2006, the Career Education Corporation 1998 Employee Incentive Compensation Plan had approximately 3.1 million shares reserved for grants of equity-based awards. In addition to granting equity-based awards to our executives as part of a long-term incentive plan, the Compensation Committee also intends, consistent with past practice, to use these shares for awards to non-officer employees, including new hires, and in recognition of individual achievements and contributions to corporate or business unit performance or in circumstances where we face a critical retention need.

Other Compensation.   The Compensation Committee believes that it has taken a conservative approach to other elements of its compensation program relative to the companies in CEC’s peer group. CEC provides its executive officers with certain other benefits and perquisites, including 401(k) matching contributions, group medical and dental insurance, disability insurance, payment of term life insurance premiums, payment of premiums for an Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by CEC’s group major medical and dental plans. The Compensation Committee does not consider these benefits and perquisites when working to establish an executive compensation program that falls between the 50th and 75th percentiles for total compensation of executives at companies in CEC’s peer group, because it considers these benefits and perquisites to be relatively immaterial when compared to the other components of the executive compensation program.

401(k) Plan Contributions.   CEC makes matching contributions on amounts contributed by our executive officers to our 401(k) retirement plan as follows:

•       CEC provides a 100% match on the first 2.0% contributed; and

•       CEC provides a 50% match on the next 4.0% contributed (up to a 4.0% cumulative match by us).

Insurance Premiums on Term Life Insurance.   CEC pays insurance premiums on term life insurance for the benefit of CEC’s executive officers and their designated beneficiaries. In 2006, the aggregate insurance premiums paid per executive officer ranged from $182 to $42,642.

Exec-U-Care® Medical Reimbursement Plan.   CEC pays premiums for an Exec-U-Care® medical reimbursement plan that reimburses CEC’s executive officers and their eligible dependents for medical expenses not covered by CEC’s group major medical and dental plan. In 2006, the aggregate premiums paid per executive officer ranged from $0 to $10,477.

Long-Term Disability Insurance.   Long-term disability insurance is available to CEC’s executive officers following a designated waiting period with a maximum benefit of $7,000 per month.

Deferred Compensation Plan

In January 2001, CEC established a non-qualified deferred compensation plan for certain key employees, including the Named Officers, to provide participants with the opportunity to defer compensation in excess of the limitations imposed on qualified retirement benefits. Under the Career Education Corporation Deferred Compensation Plan, certain wages earned by plan participants are deferred and placed in a Rabbi Trust. Participants are eligible to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash incentive compensation. Participants allocate their account balances among various investment funds.

Severance Plan for Executive-Level Employees

The Compensation Committee and CEC’s Board of Directors believe that a severance plan for our executive-level employees will allow us to continue to attract, motivate and retain the best possible executive talent. Accordingly, as previously disclosed in a Current Report on Form 8-K that was filed with the Commission on December 18, 2006, CEC’s Board of Directors approved the Career Education Corporation Severance Plan for Corporate Executive-Level Employees (the “Severance Plan”). The Severance Plan describes the circumstances under which employees who are designated by CEC’s Board of Directors as Corporate Executive Officers subject to CEC’s Executive Officer Stock Ownership Program (“Eligible Employees”) may receive severance benefits if their employment with us is involuntarily terminated. Mr. Dowdell was not, however, an Eligible Employee under the Severance Plan. The Severance Plan was effective on January 1, 2007.

If our Employee Benefits Committee (the “Plan Administrator”) determines that the employment of an Eligible Employee is involuntarily terminated by action taken by us, the Plan Administrator may, in its sole discretion, provide such employee a severance benefit under the Severance Plan. If, however, the Plan Administrator determines that an Eligible Employee’s employment with us was terminated (1) for Cause, (2) due to an agreement between us and the Eligible Employee whereby he or she becomes a consultant or independent contractor of us, (3) by reason of such employee’s death, disability, or retirement (including voluntary retirement under a special early retirement incentive program), or (4) any form of voluntary termination, such termination will not be deemed to be involuntary, and such employee will not be eligible to receive a benefit under the Severance Plan. An employee’s termination of employment with us is a termination for Cause if the employee is discharged by us for poor performance, non-performance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of our rules, and willful destruction of our property.

An Eligible Employee whose employment is involuntarily terminated will be entitled to a minimum severance benefit of twenty-six (26) weeks of his or her base pay at the time of termination (“Pay”) and a maximum severance benefit of fifty-two (52) weeks of Pay to be calculated as follows: (a) an Eligible Employee with up to thirteen (13) full years of Continuous Service with CEC at the time of termination will be entitled to a severance benefit of twenty-six (26) weeks of Pay, (b) an Eligible Employee with fourteen (14) to twenty-five (25) full years of Continuous Service with us at the time of termination will be entitled to a severance benefit of two weeks of Pay per year of Continuous Service, and (c) an Eligible Employee with twenty-six (26) or more years of Continuous Service with us at the time of termination will be entitled a severance benefit of fifty-two (52) weeks of Pay. Severance benefits under the Severance Plan will be paid in a lump sum following termination of employment and will be made on or before March 15 of the year following the year in which the termination of an Eligible Employee’s employment occurs. Continuous Service means the Eligible Employee’s most recent unbroken period of employment with us, which may include service with a predecessor employer acquired by CEC. Continuous Service does not include any period of earned, unused vacation of any period during which the Eligible Employee was a consultant or independent contractor of us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

An Eligible Employee whose employment is involuntarily terminated will also be entitled to a lump sum payment of his or her pro-rated bonus earned during the year of termination, calculated in accordance with the method for determining bonuses for other similarly situated employees and paid in accordance with CEC’s normal bonus payment procedures, but not later than two and one-half months after the end of the calendar year in which the termination of the Eligible Employee’s employment occurs.

Severance payments under the Severance Plan (i) are subject to all applicable federal and state withholding, including FICA, and any other applicable withholdings, (ii) are in addition to any pay for accrued but unused vacation to which a terminated Eligible Employee may be entitled, and (iii) are not considered “compensation” for purposes of determining any benefits provided under any pension, savings or other of our employee benefit plans. In addition, any benefit payment due under the Severance Plan will be reduced by any severance pay, salary continuation, termination pay, or similar pay or allowance which the Eligible Employee receives or is entitled to receive under any employment, severance or other agreement between CEC and the Eligible Employee.

The Plan Administrator will require as a condition of obtaining severance benefits under the Severance Plan that an executive-level employee (a) sign a release of claims in a form acceptable to the

Plan Administrator, and (b) enter into a non-solicitation, non-competition and confidentiality agreement with CEC.

In December 2006, Mr. Larson retired as Chairman of CEC’s Board of Directors. In connection with his retirement, Mr. Larson entered into a second amendment to his employment agreement that provides for the deferral of certain severance payments to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. In addition, as consideration for Mr. Larson’s agreement to assist and cooperate with CEC through December 31, 2007 in connection with the management or resolution of any current or future litigation, potential litigation, proceeding, claim, charge, investigation, or other legal or regulatory matter, CEC agreed to (i) accelerate the vesting of certain specified outstanding, unvested options to purchase shares of our Common Stock held by Mr. Larson, and (ii) extend the time allotted for Mr. Larson’s post-termination exercise of certain specified outstanding stock options to purchase shares of our Common Stock from March 19, 2007 to December 31, 2007.

Stock Ownership Guidelines

CEC’s Board of Directors believes that CEC’s executive officers should be active participants in improving shareholder value by maintaining a predetermined level of ownership of our Common Stock. Accordingly, the Board of Directors approved and adopted stock ownership guidelines, effective December 31, 2005, that apply to certain of CEC’s executive officers, including CEC’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents, specified Group Presidents and Corporate Senior Vice Presidents. Stock ownership targets are as follows:

Chief Executive Officer	5 times base salary
Chief Operating Officer and Chief Financial Officer	3 times base salary
Executive Vice Presidents and Group Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Executive officers as of December 31, 2005 were allotted five years, or until December 31, 2010, to reach their respective stock ownership targets. For persons promoted to an executive officer position, such persons are allotted five years from the date of such promotion. The stock ownership guidelines require that annual reviews of stock ownership levels be conducted as of December 31 by CEC’s human resources department, and that formal progress reports be submitted to each executive officer soon thereafter. These annual progress reports are made available to the Compensation Committee and CEC’s Board of Directors, and the Compensation Committee may, in its discretion, elect to reduce future levels of restricted stock or stock option grants to executive officers who are not making satisfactory progress toward their ownership targets. In addition, the Compensation Committee may elect to pay up to 50% of an executive officer’s cash bonus, if any, in the form of restricted stock.

Compliance with Section 162(m)

The Compensation Committee currently intends for all compensation paid to the Named Officers to be tax deductible to CEC pursuant to Section 162(m) of the Code (“Section 162(m)”). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by CEC for Federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. In the future, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

EXECUTIVE COMPENSATION

The following table provides information concerning the compensation for services in all capacities to CEC for the year ended December 31, 2006, to Messrs. Dowdell and Larson, each of whom served as our principal executive officer during 2006, Mr. Pesch, who serves as our principal financial officer, and our three other most highly compensated executive officers (other than the principal executive officer and principal financial officer) who were serving as executive officers as of December 31, 2006 (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE FOR 2006

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert E. Dowdell	2006	$278,654	—	—	$325,280		—	$64,582	$668,516
Chairman of the Board; former Interim President and Chief Executive Officer(5)
John M. Larson	2006	$863,157	—	—	$4,047,527	(7)	$(15,155)	$4,117,881	$9,013,410
Former Chairman, President and Chief Executive Officer(6)
Patrick K. Pesch	2006	$437,500	—	$92,400	$789,553		$13,028	$9,576	$1,342,057
Executive Vice President, Chief Financial Officer and Assistant Secretary
Stephen C. Fireng	2006	$392,500	—	$68,444	$509,472		$(744)	$9,576	$979,248
President, Art & Design and University Divisions
Steven B. Sotraidis	2006	$381,667	—	$54,756	$539,334		$45,647	$13,576	$1,034,980
Former Executive Vice President, Administration
Todd H. Steele	2006	$381,667	—	$54,756	$523,077		—	$9,576	$969,076
President of International and Startup Divisions, Executive Vice President of Strategic Planning and Development

(1)          Bonuses earned in respect of one year are paid during the next year. Bonuses paid in March of 2006 that were earned in 2005 were as follows: $990,000 to Mr. Larson; $562,592 to Mr. Fireng; $318,795 to Mr. Pesch; and $239,000 to Mr. Steele.

(2)          Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. See Note 16 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for information regarding the assumptions used in the valuation of equity awards.

(3)          The Career Education Corporation Deferred Compensation Plan is a non-qualified plan that provides certain CEC senior executives the opportunity to defer compensation in excess of the limitations imposed on qualified retirement plan benefits. Participants are eligible to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash incentive compensation. These amounts reflect the sum of any deferrals, gains or losses based upon investment fund performance and any withdrawals.

(4)          All Other Compensation includes the following components:

		401(k)	Term Life
		Plan Matching	Insurance	Board	Accrued
Name	Year	Contributions	Premiums	Fees	Severance	Total
Robert E. Dowdell	2006	$6,900	$182	$57,500	$—	$64,582
John M. Larson	2006	8,484	42,597	—	4,066,800	4,117,881
Patrick K. Pesch	2006	8,484	1,092	—	—	9,576
Stephen C. Fireng	2006	8,484	1,092	—	—	9,576
Steven B. Sotraidis	2006	8,484	1,092	—	—	9,576
Todd H. Steele	2006	8,484	1,092	—	—	9,576

(5)          Mr. Dowdell was appointed Interim President and Chief Executive Officer by the Board of Directors on September 24, 2006. Mr. Dowdell resigned as Interim President and Chief Executive Officer effective March 5, 2007, but continues to serve as non-executive Chairman of the Board.

(6)          On September 24, 2006, Mr. Larson stepped down as the Company’s President and Chief Executive Officer and on December 19, 2006, Mr. Larson retired as the Chairman of the Board of Directors. Under the terms of the Second Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation, and CEC Employee Group, LLC, as amended, dated as of December 19, 2006, by and among John M. Larson, the Company, and CEC Employee Group, LLC, CEC will pay Mr. Larson cash severance benefits and accrued obligations totaling $4,066,800 over a period of 18 months beginning on June 19, 2007.

(7)          Certain specified outstanding, unvested options to purchase a total of 100,000 shares of our Common Stock granted to Mr. Larson under the Career Education Corporation 1998 Employee Incentive Compensation Plan, as amended (the “Plan”), were accelerated to December 19, 2006, and the time allotted for Mr. Larson’s post-termination exercise of certain specified outstanding options to purchase a total of 700,000 shares of our Common Stock, with exercise prices ranging from $22.07 to $62.56, granted to Mr. Larson under the Plan were extended from March 19, 2007 until December 31, 2007. Mr. Larson forfeited 25,000 restricted stock awards that were granted to him on May 18, 2006 in connection with his retirement effective December 19, 2006. Mr. Larson also forfeited 75,000 options to purchase shares of CEC’s Common Stock with a strike price of $34.70 that were granted to Mr. Larson on May 20, 2005 and 75,000 options to purchase shares of CEC’s Common Stock with a strike price of $30.80 that were granted to Mr. Larson on May 18, 2006. The acceleration of the vesting of certain restricted stock awards and the forfeiture of certain stock option awards resulted in CEC realizing $1,696,925 and $767,216 respectively, of share-based compensation expense, under SFAS 123R.

GRANT OF PLAN-BASED AWARDS IN 2006

The following table sets forth certain information with respect to options to purchase shares of our Common Stock and restricted stock granted during the year ended December 31, 2006, to each of our Named Officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target (1)	Maximum	(2)	(3)	(4)	(5)
Robert E. Dowdell	5/18/06	—	—	—	—	24,000	$30.80	$370,560
John M. Larson	5/18/06	—				100,000	$30.80	$1,786,000
	5/18/06	—	15,000	15,000				$462,000
	5/18/06	—			10,000			$385,000
Patrick K. Pesch	5/18/06	—				50,000	$30.80	$893,000
	5/18/06	—	6,750	6,750				$207,900
	5/18/06	—			6,750			$207,900
Stephen C. Fireng	5/18/06	—				45,000	$30.80	$803,700
	5/18/06	—	5,000	5,000				$154,000
	5/18/06	—			5,000			$154,000
Steven B. Sotraidis	5/18/06	—				35,000	$30.80	$625,100
	5/18/06	—	4,000	4,000				$123,200
	5/18/06	—			4,000			$123,200
Todd H. Steele	5/18/06	—				35,000	$30.80	$625,100
	5/18/06	—	4,000	4,000				$123,200
	5/18/06	—			4,000			$123,200

(1)          Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance-vesting restricted stock awards granted to our Named Officers on May 18, 2006 under our 1998 Employee Incentive Compensation Plan. The underlying shares of performance-vested shares of restricted stock vest on or about the three-year anniversary of the grant date subject to the Compensation Committee’s determination that certain specified compliance performance criteria have been satisfied.

(2)          This column shows the number of time-vested shares of restricted stock awards granted on May 18, 2006 to each of the Named Officers under our 1998 Employee Incentive Compensation Plan.

(3)          This column shows the number of stock options granted in 2006 to our Named Officers. These options vest and become exercisable ratably in four equal annual installments, beginning on May 18, 2007, one year after the grant date.

(4)          This column shows the exercise price for the stock options granted, which was the closing price of CEC Common Stock on May 18, 2006, the date the Board of Directors granted the options.

(5)          This column shows the full grant date fair value of the restricted stock and stock options granted to our Named Officers in 2006. Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. See Note 16 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for information regarding the assumptions used in the valuation of equity awards.

Employment Arrangements

Gary E. McCullough—Effective March 5, 2007, the Board of Directors appointed Gary E. McCullough to the offices of President and Chief Executive Officer. At the same time, CEC and Mr. McCullough entered into an employment agreement by and among Mr. McCullough, CEC, and CEC Employee Group, LLC (the “McCullough Agreement”), pursuant to which Mr. McCullough will serve as the CEC’s President and Chief Executive Officer. The initial term of the McCullough Agreement ends on March 5, 2010, subject to automatic extension for one additional year (extending the term to March 5, 2011) and on each succeeding March 5 thereafter unless either party delivers timely written notice to the other party of such party’s election not to extend the term further. Under the McCullough Agreement, Mr. McCullough will be paid an initial annual base salary of $800,000, prorated for 2007 from March 5, 2007. Mr. McCullough is also eligible for a performance-based annual cash bonus to be based on annual quantitative and qualitative performance targets established by the Compensation Committee, provided that Mr. McCullough’s annual cash bonus level target is set at one hundred percent of his base salary and the maximum to be paid in any fiscal year may not exceed two hundred percent of his base salary. For 2007, Mr. McCullough is entitled to receive a guaranteed cash bonus of not less than fifty-percent of his base salary, prorated from March 5, 2007.

Pursuant to the McCullough Agreement, CEC granted to Mr. McCullough (1) 27,250 shares of restricted stock and an option to purchase 114,050 shares of CEC’s Common Stock (collectively, the “Initial Grant”), (2) 25,250 shares of restricted stock and an option to purchase 33,150 shares of CEC’s Common Stock (collectively, the “Inducement Grant”), and (3) 72,000 shares of restricted stock and an option to purchase 55,350 shares of CEC’s Common Stock (collectively, the “Signing Bonus Grant”). The stock option award portions of the Initial Grant and the Inducement Grant will vest in four equal installments on each of the first four anniversaries of the grant date. The restricted stock portions of the Initial Grant and the Inducement Grant will vest on the third anniversary of the grant date. Fifty percent of the restricted stock and stock options issued pursuant to the Signing Bonus Grant will vest on the first anniversary of the grant date, and the remainder of the grant will vest on the second anniversary of the grant date. The Initial Grant, the Inducement Grant, and stock option award portion of the Signing Bonus Grant were made under the Career Education Corporation 1998 Employee Incentive Compensation Plan, as amended (the “Plan”).

The McCullough Agreement provides that in the event that Mr. McCullough’s employment is terminated (1) by CEC other than for “cause” (as defined in the McCullough Agreement) or by providing written notice of intent not to extend the term of Mr. McCullough’s employment beyond March 5, 2010, or (2) by Mr. McCullough for “good reason” (as defined in the McCullough Agreement), CEC will pay to Mr. McCullough (A) any accrued but unpaid base salary earned through the date of termination, (B) any accrued but unpaid cash bonus with respect to CEC’s fiscal year prior to the year in which the date of termination occurs, (C) the amount of Mr. McCullough’s accrued current year bonus for the fiscal year in which the date of termination occurs multiplied by a fraction, the numerator of which is the number of days from the first day of CEC’s fiscal year in which the termination occurs through and including the date of termination, and the denominator of which is 365, (D) continuation of base salary for a period of two years following the date of termination, (E) a lump sum cash payment equal to two times the average of the cash bonus paid to Mr. McCullough in respect of the last two fiscal years ending prior to the date of termination, and, (F) for two years following the date of termination, CEC will provide continued health, dental, and vision benefit coverage and life and disability insurance coverage for Mr. McCullough and, where applicable, Mr. McCullough’s spouse and eligible dependents, at the same or greater benefit levels in effect immediately prior to his termination, plus a cash payment equal on an after-tax basis to the amount of CEC’s contributions that would have otherwise been made under CEC’s qualified and non-qualified retirement plans during such two-year period. The McCullough Agreement also provides for excise tax gross-up payments to be made by the Company in certain situations.

Robert E. Dowdell—On September 24, 2006, the Board of Directors appointed Robert E. Dowdell, a director since CEC’s inception in January 1994 and Lead Director since July 2004, to the office of Interim

President and Chief Executive Officer. Mr. Dowdell did not enter into an employment agreement with CEC and served as an at-will employee of CEC. During his service as Interim President and Chief Executive Officer, Mr. Dowdell received a salary of $86,250 per month.

John M. Larson—CEC and CEC Employee Group, LLC, a wholly-owned subsidiary of CEC, entered into an employment agreement dated August 1, 2000 with John M. Larson (the “Larson Agreement”), which was subsequently amended by that certain First Amendment to the Employment Agreement by and among John M. Larson, Career Education Corporation and CEC Employee Group, LLC dated as of September 24, 2006, by and among John M. Larson, the Company and CEC Employee Group, LLC (the “First Amendment”). The First Amendment provided that the parties acknowledged that Mr. Larson stepped down from the offices of President and Chief Executive Officer as of September 24, 2006 and the reduction in his base salary in connection with such stepping down each constituted Good Reason for termination by Mr. Larson under the terms of the Larson Agreement. The First Amendment further provided that upon any termination of Mr. Larson’s employment, the severance payments due to him would be measured as of September 24, 2006 or as of the date of his termination, whichever measurement date results in the greater severance payment.

On December 19, 2006, Mr. Larson retired as the Chairman of CEC’s Board of Directors and from all positions with CEC and its affiliates. Prior to Mr. Larson’s retirement, the parties to the Larson Agreement entered into a Second Amendment to the Larson Agreement, dated as of December 19, 2006 (the “Second Amendment”). The Larson Agreement, as amended by the First Amendment and by the Second Amendment, including Mr. Larson’s agreement to not compete with CEC for a period of two years following the date of termination or solicit any of CEC’s employees for a period of three years following the date of termination, remains in full force and effect.

The Second Amendment sets forth the amount of the Severance Benefits (as defined therein) and Accrued Obligations (as defined therein) to be paid to Mr. Larson upon his termination as an employee and director of CEC and its affiliates. In accordance with the terms of the Larson Agreement, as amended by the Second Amendment, CEC will pay Mr. Larson cash Severance Benefits and Accrued Obligations totaling approximately $4.1 million payable over a period of 18 months beginning on June 19, 2007.

The Second Amendment further provided that through December 31, 2007, at times that shall be mutually agreed upon by Mr. Larson and CEC, Mr. Larson will, as may be reasonably requested by CEC, (i) promptly assist and cooperate with CEC in the transition of his responsibilities, and (ii) cooperate with CEC in connection with the management or resolution of any current or future litigation, potential litigation, proceeding, claim, charge, investigation, or other legal or regulatory matter.

The Second Amendment also provided that (i) the date of the vesting of certain specified outstanding, unvested options to purchase a total of 100,000 shares of our Common Stock granted to Mr. Larson under the Plan were accelerated to December 19, 2006, and that (ii) the time allotted for Mr. Larson’s post-termination exercise of certain specified outstanding options to purchase a total of 700,000 shares of our Common Stock, with exercise prices ranging from $22.07 to $62.56, granted to Mr. Larson under the Plan were extended from March 19, 2007 until December 31, 2007 (the “Adjusted Options”). All outstanding, vested stock options granted to Mr. Larson under the Plan other than the Adjusted Options were cancelled on March 19, 2007, if not exercised by Mr. Larson prior to such date.

OUTSTANDING EQUITY AWARDS AT YEAR END 2006

The following table includes certain information with respect to the value of all unexercised options to purchase shares of our Common Stock and unvested shares of restricted stock previously awarded to the Named Officers as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Robert E. Dowdell	48,000 48,000 24,000 16,000 8,000	— — — 8,000 16,000	$22.07 $29.35 $62.56 $34.70 $30.80	5/16/2012 5/18/2013 5/20/2014 5/19/2015 5/17/2016	—	—
John M. Larson	150,000 300,000 150,000 75,000 25,000	— — — — —	$29.35 $22.07 $62.56 $34.70 $30.80	12/31/2007 12/31/2007 12/31/2007 12/31/2007 12/31/2007	—	—
Patrick K. Pesch	240,000 130,000 60,000 60,000 18,750	— — 20,000 — 56,250	$12.63 $22.07$29.35 $62.56 $34.70	5/10/2011 5/16/2012 5/18/2013 5/20/2014 5/19/2015	— — — — — 13,500	— — — — — $334,530
Stephen C. Fireng	20,000 12,000 16,000 10,000 8,750 —	— 4,000 — 30,000 26,250 45,000	$22.07 $29.35 $62.56 $40.56 $34.70 $30.80	5/16/2012 5/18/2013 5/20/2014 1/31/2015 5/19/2015 5/17/2016	— — — — — — 10,000	— — — — — — $247,800
Steven B. Sotraidis	36,000 45,000 15,000 —	12,000 — 45,000 35,000	$29.35 $62.56$34.70 $30.80	5/18/2013 5/20/2014 5/19/2015 5/17/2016	— — — — 8,000	— — — — $198,240
Todd H. Steele	30,000 36,000 45,000 12,500 —	— 12,000 — 37,500 35,000	$22.07 $29.35 $62.56 $34.70 $30.80	5/16/2012 5/18/2013 5/20/2014 5/19/2015 5/17/2016	— — — — — 8,000	— — — — — $198,240

OPTION EXERCISES AND STOCK VESTED FOR 2006

The following table includes certain information with respect to options exercised by our Named Officers, and restricted stock held by our Named Officers that vested, during the year ended December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert E. Dowdell	10,000	(1)	$186,250	(1)	—	—
John M. Larson	1,652,000	(2)	$27,587,320	(2)	—	—
Patrick K. Pesch	188,000	(3)	$3,881,797	(3)	—	—
Stephen C. Fireng	21,600	(4)	$242,213	(5)	—	—
Steven B. Sotraidis	390,904	(6)	$6,326,845	(6)	—	—
Todd H. Steele	249,000	(7)	$3,268,164	(8)	—	—

(1)          Mr. Dowdell exercised options to purchase 10,000 underlying shares of Common Stock with an exercise price of $12.625 per share on May 22, 2006. The closing market price of Common Stock on May 22, 2006 was $31.25 per share, as reported by the NASDAQ Global Select Market.

(2)          Mr. Larson exercised options to purchase 120,000 underlying shares of Common Stock with an exercise price of $4.66 per share, 932,000 underlying shares of Common Stock with an exercise price of $6.00 per share and 600,000 underlying shares of Common Stock with an exercise price of $12.63 per share on December 20, 2006. The closing price of Common Stock on December 20, 2006 was $25.01 per share, as reported by the NASDAQ Global Select Market. Mr. Larson subsequently sold all 1,652,000 shares of Common Stock acquired upon exercise at a price of $25.01 per share on December 20, 2006.

(3)          Mr. Pesch exercised options to purchase 128,000 underlying shares of Common Stock with an exercise price of $3.3594 per share and 60,000 underlying shares of Common Stock with an exercise price of $6.00 per share on December 22, 2006. Mr. Pesch subsequently sold all 188,000 shares of Common Stock acquired upon exercise at a market price of $24.85 per share on December 22, 2006.

(4)          Mr. Fireng exercised options to purchase 1,600 underlying shares of Common Stock with an exercise price of $3.2656 per share, 2,000 underlying shares of Common Stock with an exercise price of $6.00 per share, 3,000 underlying shares of Common Stock with an exercise price of $8.00 per share, 5,000 underlying shares of Common Stock with an exercise price of $12.625 per share, and 10,000 underlying shares of Common Stock with an exercise price of $19.205 per share on December 22, 2006. Mr. Fireng subsequently sold all 21,600 shares of Common Stock acquired upon exercise on December 22, 2006 as follows: 1,600 shares at a market price of $24.94 per share; 309 shares at a market price of $25.00 per share; 1,100 shares at a market price of $24.99 per share; 400 shares at a market price of $24.98 per share; 100 shares at a market price of $24.97 per share; 2,800 shares at a market price of $24.95 per share; 1,300 shares at a market price of $24.96 per share; 4,205 shares at a market price of $24.93 per share; and 9,786 shares at a market price of $24.92 per share.

(5)          For purposes of this calculation, we have assumed that the first shares acquired upon the exercise of options to purchase shares of Common Stock were the first shares sold.

(6)          Mr. Sotraidis exercised options to purchase 6,346 underlying shares of Common Stock with an exercise price of $1.84 per share, 16,000 underlying shares of Common Stock with an exercise price of $2.00 per share, 112,558 underlying shares of Common Stock with an exercise price of $3.28 per share, 80,000 underlying shares of Common Stock with an exercise price of $2.95 per share, 24,000 underlying shares with an exercise price of $6.00 per share, 20,000 underlying shares of Common Stock with an exercise price of $10.23 per share, 60,000 underlying shares with an exercise price of

$12.63 per share and 72,000 underlying shares with an exercise price of $22.07 per share on December 21, 2006. The closing price of Common Stock on December 21, 2006 was $24.74 per share, as reported by the NASDAQ Global Select Market. Mr. Sotraidis subsequently sold all 390,904 shares of Common Stock acquired upon exercise on December 21, 2006 as follows: 318,904 shares at a market price of $24.64 per share and 72,000 shares at a market price of $24.52 per share.

(7)          Mr. Steele exercised options to purchase 32,000 underlying shares of Common Stock with an exercise price of $4.6563 per share, 32,000 underlying shares of Common Stock with an exercise price of $2.9531 per share, 32,000 underlying shares of Common Stock with an exercise price of $6.00 per share, 100,000 underlying shares of Common Stock with an exercise price of $12.625 per share, and 28,000 underlying shares of Common Stock with an exercise price of $22.065 per share on December 21, 2006. Mr. Steele also exercised options to purchase 25,000 underlying shares of Common Stock with an exercise price of $22.065 on December 22, 2006.

(8)          For purposes of this calculation, we have assumed that the first shares acquired upon the exercise of options to purchase shares of Common Stock were the first shares sold. We have further assumed that Mr. Steele sold 26,145 shares of Common Stock held directly on December 22, 2006 after all shares acquired upon the exercise of options to purchase shares of Common Stock on December 22, 2006 had been sold. Mr. Steele sold shares of Common Stock on December 21, 2006 as follows: 124,000 shares at a market price of $24.57 per share and 100,000 shares at a market price of $24.6393 per share. Mr. Steele sold shares of Common Stock on December 22, 2006 as follows: 32,700 shares at a market price of $25 per share, 2,431 shares at a market price of $25.01 per share, 3,088 shares at a market price of $25.02 per share, 2,266 shares at a market price of $25.03 per share, 5,664 shares at a market price of $24.73 per share and 5,000 shares at a market price of $24.74 per share.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Robert E. Dowdell	—	—	—	—	—
John M. Larson	—	—	$27,594	$42,749	$284,042
Patrick K. Pesch	—	—	$13,028	—	$396,203
Stephen C. Fireng	—	—	$1,659	$2,403	$15,835
Steven B. Sotraidis	$38,083	—	$7,564	—	$189,078
Todd H. Steele	—	—	—	—	—
Total	$38,083	—	$49,845	$45,152	$885,158

(1)          The Career Education Corporation Deferred Compensation Plan is a non-qualified plan that provides certain of CEC’s senior executives with the opportunity to defer compensation in excess of the limitations imposed on qualified retirement plan benefits. Participants are eligible to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash incentive compensation. All amounts reported in this column are reported as compensation in the Summary Compensation Table.

(2)          Under the Career Education Corporation Deferred Compensation Plan, participants allocate their account balances among various investment funds. These amounts are based upon participants’ investment fund selections, which are used to track the value of the participants’ benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to the Named Officers in the event of certain terminations of their employment or if we experience a change in control. The amount of compensation payable to each Named Officer, with the exception of Mr. Larson who resigned on December 12, 2006, in each situation is listed in the tables below.

Termination of Employment

See “Compensation Discussion and Analysis—Severance Plan for Executive Level Employees” in this Proxy Statement for a description of potential payments to our Named Officers upon involuntary termination under the Career Education Corporation Severance Plan for Corporate Executive Level Employees (the “Severance Plan”).

The Career Education Corporation 1998 Employee Incentive Compensation Plan, as amended (the “Plan”) provides that, subject to the terms of a participant’s stock option agreement or determined by the Compensation Committee, if a participant, including a Named Officer, incurs a termination of employment due to retirement or if such termination is involuntary on the part of the participant, any option to purchase shares of our Common Stock held by the Named Officer will immediately terminate, except that such options may be exercised for a period of ninety (90) days immediately following the date of such termination of employment or until the expiration of option, whichever is shorter. Unless otherwise provided in a stock option agreement or determined by the Compensation Committee, if a Named Officer incurs a termination of employment due to death, any unexpired and unexercised option held by the Named Officer will be fully exercisable for a period of ninety (90) days following the date of the appointment of a representative or until the expiration of the option, whichever is shorter. Similarly, if the Named Officer incurs a termination of employment due to a Disability, any unexpired and unexercised option held by such Named Officer will be fully exercisable for a period of ninety days (90) following the date of such termination or until the expiration of the option period, and the Named Officer’s death at any time following such termination due to Disability will not affect the options’ exercisability. Disability means a mental or physical illness that entitles the participant to receive benefits under our long-term plan or that of our affiliate, or if the participant is not covered by such a plan or the participant is not an employee of us or our affiliate, a mental or physical illness that renders a participant totally and permanently incapable of performing the participant’s duties for us or our affiliate. Notwithstanding the foregoing, a Disability will not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness, or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense.

Unless otherwise provided in an agreement, or determined by the Compensation Committee, if a participant incurs a termination of employment due to Retirement or if the termination of employment is involuntary on the part of the participant (but is not due to death or Disability or with Cause), any option to purchase shares of Common Stock held by such participant will immediately terminate, except that such stock option, to the extent then exercisable, may be exercised for a period of ninety (90) days immediately following the date of such termination of employment or until the expiration of the option, whichever is shorter. Unless otherwise provided in an agreement or determined by the Compensation Committee, if a participant incurs a termination of employment which is voluntary on the part of the participant (and is not due to Retirement) or if the participant’s termination of employment is for Cause, any stock option held by such participant will terminate immediately, without any exercise thereof. Cause means, for purposes of whether and when a participant has incurred a termination of employment for Cause, any act or omission which permits us to terminate the written agreement or arrangement between the Participant and us or our affiliate for “Cause” as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “cause” or a substantially equivalent term, then Cause means (a) any act or omission which we believe is of a criminal nature and the result of which we believe is detrimental to the interests of us or our affiliate, (b) the material breach of a fiduciary duty owing to us, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the participant which constitutes a material breach of any statutory or common-law duty of loyalty to us or our affiliate.

The Plan further provides that, subject to the terms of a Named Officer’s restricted stock agreement, that if a Named Officer incurs a termination of employment during the restriction period due to death or Disability, the restrictions will lapse and the Named Officer will be fully vested in the restricted stock. Upon a Named Officer’s termination for any reason other than death or Disability, however, all shares of restricted stock still subject to restriction will be forfeited by the Named Officer, except that the Compensation Committee of our Board of Directors will have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Named Officer’s restricted stock.

Change in Control

Currently, under the Plan, a “Change in Control” is deemed to have occurred if (a) any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than twenty percent (20%) of the combined voting power of our then outstanding securities; (b)(i) our stockholders approve a definitive agreement to merge or consolidate us with or into another corporation other than a majority-owned subsidiary of us, or to sell or otherwise dispose of all or substantially all of our assets, and (ii) the persons who were the members of our Board of Directors prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) our stockholders approve a plan of liquidation; or (d) within any period of 24 consecutive months, persons who were members of our Board of Directors immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of our Board of Directors immediately prior to such 24-month period and who constituted a majority of our Board of Directors at the time of such election, cease to constitute a majority of the Board.

Upon a Change in Control, any stock options outstanding as of the date of such Change in Control and not then exercisable become fully exercisable to the full extent of the original grant. Similarly, the restrictions applicable to any restricted stock lapse upon a Change in Control and become fully vested and transferable to the full extent of the original grant. Moreover, except as otherwise may be provided in an agreement with the Named Officer, upon a Change in Control, the Named Officer would have the right, by giving notice during the sixty-day period from and after the Change in Control to us, to elect to surrender all or part of a stock-based award to us and to receive cash, within thirty days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election exceeds the amount that the Named Officer must pay to exercise the stock award per share of Common Stock, multiplied by the number of shares of Common Stock granted under the award as to which this right will have been exercised. The Change in Control Price means the higher of (a) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed or on NASDAQ during the sixty-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (in each case a “Corporate Transaction”), the highest price per share of Common Stock paid in such Corporate Transaction, except that, in the case of incentive stock options and stock appreciation rights relating to incentive stock options, such price will be based only on the Fair Market Value of the Common Stock on the date any such incentive stock option or stock appreciation right is exercised. To the extent that the consideration paid in any such Corporate Transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined in the sole discretion of the Compensation Committee.

The following tables and related footnotes describe the potential payments upon termination or a change in control for Robert E. Dowdell, our Chairman of the Board and former Interim President and Chief Executive Officer, Patrick K. Pesch, our Executive Vice President and Chief Financial Officer, Steven B. Sotraidis, the former Executive Vice President—Administration, Stephen C. Fireng, the President of our Art & Design and University Divisions, and Todd H. Steele, President of our International and Startup Divisions and Executive Vice President of Strategic Planning and Development, in each case assuming termination or a Change in Control occurred as of December 31, 2006.

Robert E. Dowdell:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (exercise of put right)(6)
Compensation:
Stock Options(3)	$130,320	$130,320	$130,320	—	$221,520
Benefits and Perquisites:
Life Insurance Proceeds(4)	—	—	$700,000	—	—
Disability Benefits(5)	—	—	$42,000	—	—
Total:	$130,320	$130,320	$872,320	—	$221,520

Patrick K. Pesch:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (exercise of put right)(6)
Compensation:
Base Salary	—	$220,000	—	—	—
Prorata Bonus	—	$328,125	—	—	—
Performance-Based Shares(1)	—	—	$167,265	—	$180,090
Time-Based Shares(2)	—	—	$167,265	—	$180,090
Stock Options(3)	$3,270,150	$3,270,150	$3,270,150	—	$3,973,150
Benefits and Perquisites:
Life Insurance Proceeds(4)	—	—	$700,000	—	—
Disability Benefits(5)	—	—	$42,000	—	—
Total:	$3,270,150	$3,818,275	$4,346,680	—	$4,333,330

Steven B. Sotraidis:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (exercise of put right)(6)
Compensation:
Base Salary	—	$385,000	—	—	—
Prorata Bonus	—	$229,000	—	—	—
Performance-Based Shares(1)	—	—	$99,120	—	$106,720
Time-Based Shares(2)	—	—	$99,120	—	$106,720
Benefits and Perquisites:
Life Insurance Proceeds(3)	—	—	$700,000	—	—
Disability Benefits(4)	—	—	$42,000	—	—
Total:	—	$614,000	$940,240	—	$213,440

Stephen C. Fireng:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (exercise of put right)(6)
Compensation:
Base Salary	—	$200,000	—	—	—
Prorata Bonus	—	$235,500	—	—	—
Performance-Based Shares(1)	—	—	$123,900	—	$133,400
Time-Based Shares(2)	—	—	$123,900	—	$133,400
Stock Options(3)	$54,300	$54,300	$54,300	—	$92,300
Benefits and Perquisites:
Life Insurance Proceeds(4)	—	—	$700,000	—	—
Disability Benefits(5)	—	—	$42,000	—	—
Total:	$54,300	$489,800	$1,044,100	—	$359,100

Todd H. Steele:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control (exercise of put right)(6)
Compensation:
Base Salary	—	$192,500	—	—	—
Prorata Bonus	—	$229,000	—	—	—
Performance-Based Shares(1)	—	—	$99,120	—	$106,720
Time-Based Shares(2)	—	—	$99,120	—	$106,720
Stock Options(3)	$81,450	$81,450	$81,450	—	$138,450
Benefits and Perquisites:
Life Insurance Proceeds(4)	—	—	$700,000	—	—
Disability Benefits(5)	—	—	$42,000	—	—
Total:	$81,450	$502,950	$1,021,690	—	$351,890

(1)          Performance-based share awards compensation in the events of voluntary termination, normal retirement, involuntary not for cause termination, and for cause termination includes the price of our Common Stock on December 31, 2006 multiplied by the number of vested and exercisable performance-based share awards.  It does not include the unvested performance-based share awards which would either forfeit or cancel on December 31, 2006 in the case of these events.

Performance-based share awards compensation in the event of death or disability includes the price of our Common Stock on December 31, 2006 multiplied by the number of vested and unvested performance-based share awards. In the event of death or disability all unvested performance-based share awards on the date of the event would immediate vest and become exercisable.

Performance-based share awards compensation in the event of a change in control includes the highest price of our Common Stock from November 2, 2006 through December 31, 2006 multiplied by the number of vested and unvested performance-based share awards.  In the event of a change in control all unvested performance-based share awards on the date of the event would immediately vest and become exercisable.

(2)          Time-based share awards compensation in the events of voluntary termination, normal retirement, involuntary not for cause termination, and for cause termination includes the price of our Common Stock on December 31, 2006 multiplied by the number of vested and exercisable time-based share awards.  It does not include the unvested time-based share awards which would either forfeit or cancel on December 31, 2006  in the case of these events.

Time-based share awards compensation in the event of death or disability includes the price of our Common Stock on December 31, 2006  multiplied by the number of vested and unvested time-based share awards. In the event of death or disability all unvested time-based share awards on the date of the event would immediate vest and become exercisable.

Time-based share awards compensation in the event of a change in control includes the highest price of our Common Stock from November 2, 2006 through December 31, 2006 multiplied by the number of vested and unvested time-based share awards.  In the event of a change in control, all unvested time-based share awards on the date of the event would immediately vest and become exercisable.

(3)          Stock options compensation in the events of voluntary termination, normal retirement and involuntary not for cause termination includes the difference between the grant price and the price of our common stock on December 31, 2006 multiplied by the number of vested and exercisable stock option awards.  It does not include the unvested stock option awards which would either forfeit or cancel on December 31, 2006 in the case of these events.

Stock options compensation in the event of death or disability includes the difference between the grant prices and the price of our Common Stock on December 31, 2006 multiplied by the number of vested and unvested stock awards. In the event of death or disability, all unvested stock awards on the date of the event would immediate vest and become exercisable.

Stock options compensation in the event of a change in control includes the difference between the grant prices and the highest price of our Common Stock from November 2, 2006 through December 31, 2006, multiplied by the number of vested and unvested stock option awards.  In the event of a change in control, all unvested stock option awards on the date of the event would immediately vest and become exercisable.

(4)          Company paid life insurance policy only.

(5)          This amount represents the maximum potential liability for short-term disability.

(6)          In the event of a “change in control,” among other things, (a) participants in the Career Education Corporation 1998 Employee Incentive Compensation Plan holding stock option awards as of the date of the change in control would have the right, by giving notice to CEC during the 60-day period from and after the date of a change in control, to elect to surrender all or part of a stock option award to CEC and receive, within 30 days of such notice, cash in an amount equal to the amount by which the per share change of control price, as defined below, exceeds the per share amount that the employee must pay to exercise the stock option award, multiplied by the number of stock options for which the employee has exercised this right, and (b) our Board of Directors would have full discretion to grant the director participants in the Career Education Corporation 1998 Non-Employee Directors’ Stock Option Plan, by giving notice during a pre-set period, the right to surrender all or part of a stock option award to us and to receive cash in an amount equal to the amount by which the change in control price per share on the date of such election exceeds the per share amount that the plan participant must pay to exercise the stock option award, multiplied by the number of shares of CEC’s Common Stock for which the director has exercised this right. Assumes a change in control price of $26.68 per share, the highest reported share price of a share of CEC’s Common Stock in a transaction reported on the NASDAQ Global Select Market during the sixty-day period prior to and including December 31, 2006.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of “independent” directors, as that term is defined in the NASDAQ listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Patrick W. Gross (Chairperson)
Thomas B. Lally
Steven H. Lesnik

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert E. Dowdell, Patrick W. Gross, Thomas B. Lally and Steven H. Lesnik served as members of the Compensation Committee during 2006. Mr. Dowdell served on the Compensation Committee until May 18, 2006, and was appointed Interim President and Chief Executive Officer by the Board of Directors on September 24, 2006.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Board of Directors maintains an Audit Committee comprised of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the committee, and any relationships they may have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Chookaszian and Mr. Ogata both qualify as audit committee financial experts under the applicable rules promulgated pursuant to the Exchange Act.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors based on the information it receives, on discussions with management and the auditors, and on the members of the Audit Committee’s experience in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisors, apart from counsel or advisors hired by management, as it determines appropriate, including experts in particular areas of accounting. Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. CEC’s independent auditors are responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)         reviewed and discussed the audited financial statements with management;

(2)         discussed with Ernst & Young LLP the material required to be discussed by Statement on Auditing Standards No. 61, as amended; and

(3)         reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board’s Standard No. 1, and discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Commission.

AUDIT COMMITTEE
Keith K. Ogata (Chairperson)
Dennis H. Chookaszian
Patrick W. Gross

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for CEC and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for CEC. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee pre-approves all services provided by Ernst & Young LLP to CEC. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The fees for the services provided by Ernst & Young LLP to CEC during the years ended December 31, 2006, and December 31, 2005, respectively, were as follows:

Audit Fees were $2,729,000 and $1,902,000 for the years ended December 31, 2006, and December 31, 2005, respectively. Audit Fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, statutory audits, consultation regarding financial accounting or reporting standards, and filings with the Securities and Exchange Commission. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees were $35,000 and $338,000 for the years ended December 31, 2006, and December 31, 2005, respectively. Audit-Related Fees consisted of services that are traditionally performed by the independent auditor, including employee benefit plan audits and due diligence related to mergers, acquisitions, and other matters.

Tax Fees were $142,000 and $204,000 for the years ended December 31, 2006, and December 31, 2005, respectively. Tax Fees consisted of all services performed by the independent auditor’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning, and non-recurring projects.

There were no fees billed by Ernst & Young LLP for Other Fees during the years ended December 31, 2006, and December 31, 2005.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2006, and December 31, 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 21, 2007, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by CEC to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Officers and (iv) all Company executive officers and directors as a group.

Name	Shares of Common Stock Owned(1)	Restricted Shares	Options Exercisable	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Ariel Capital Management, LLC (2)	10,973,035	—	—	10,973,035	11.6%
FMR Corp. (3)	10,767,486	—	—	10,767,486	11.3
Blum Capital Partners, L.P. (4)	7,842,100	—	—	7,842,100	8.3
Barclays Global Investors, NA (5)	7,765,972	—	—	7,765,972	8.2
Prudential Financial, Inc. (6)	4,997,707	—	—	4,997,707	5.3
John M. Larson	125,056	—	700,000	825,056	*
Patrick K. Pesch (7)	42,400	26,500	540,000	608,900	*
Robert E. Dowdell (8)	149,906	—	160,000	309,906	*
Todd H. Steele	18,665	18,000	156,750	193,415	*
Thomas B. Lally	20,000	—	160,000	180,000	*
Keith K. Ogata	30,000	—	136,000	166,000	*
Steven B. Sotraidis	10,647	8,000	131,750	150,397	*
Dennis H. Chookaszian	—	—	136,000	136,000	*
Gary E. McCullough	—	135,100	—	135,100	*
Stephen C. Fireng (9)	1,878	20,000	110,750	132,360	*
Patrick W. Gross	—	—	32,000	32,000	*
Leslie T. Thornton	—	—	32,000	32,000	*
Steven H. Lesnik	—	—	28,000	28,000	*
All directors and executive officers as a group (13 persons)	273,496	225,600	1,774,500	2,273,596	2.3%

*       Denotes beneficial ownership less than one percent.

(1)   Beneficial ownership is determined in accordance with the rules of the Commission. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of Common Stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 21, 2007.

(2)   As reported on a Schedule 13G/A filed with the Commission on March 12, 2007 by Ariel Capital Management, LLC (“Ariel”). According to the Schedule 13G/A, Ariel has sole voting power with respect to 8,715,815 shares of common stock and sole dispositive power with respect to 10,929,235 shares of common stock. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(3)   As reported on a Schedule 13G/A filed with the Commission on February 14, 2007 jointly by FMR and Edward C. Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“Fidelity”), and Fidelity Low Priced Stock Fund. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G/A discloses that FMR has sole voting power with respect to 833,300 shares and sole dispositive power with respect to 10,767,846 shares of common stock. The Schedule 13G/A states that Mr. Johnson is the Chairman of FMR and that he and certain of his family members, through their ownership of

Series B shares of common stock of FMR, representing 49% of the voting power of FMR, and the execution of a shareholders’ voting agreement, may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. The Schedule 13G/A indicates that 9,934,186 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to various investment companies (“ICs”). The ownership of one such IC, Fidelity Low Priced Stock Fund, amounted to 9,818,386 shares. Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to the 9,934,186 shares owned by the ICs. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G/A indicates that 712,200 shares are beneficially owned by Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to institutional accounts, non-U.S. mutual funds and other investment companies. The Schedule 13G/A further indicates that 121,000 shares are beneficially owned by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, as a result of its serving as investment manager of institutional accounts owning such shares. The address of each of FMR, Mr. Johnson, Fidelity and Fidelity Low Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109. The address of each of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109.

(4)   As reported on a Schedule 13D/A filed with the Commission on January 11, 2007 by Blum Capital Partners, L.P. (“Blum L.P.”), Richard C. Blum & Associates, Inc. (“RCBA Inc.”), Blum Strategic GP III, L.L.C. (“Blum GP III”), Blum Strategic GP III, L.P. (“Blum GP III LP”), Blum Strategic Partners III, L.P. (“Blum Strategic Partners III”) and Saddlepoint Partners GP, L.L.C. (“Saddlepoint GP”). Blum L.P. is an investment advisor registered with the Commission. The sole general partner of Blum L.P. is RCBA Inc. According to the Schedule 13D/A, each of Blum L.P., RCBA Inc., Blum GP III, Blum GP III LP, Blum Strategic Partners III and Saddlepoint GP have shared voting and dispositive power with respect to 7,842,100 shares of Common Stock. The principal business office address of each of Blum L.P., RCBA Inc., Blum GP III, Blum GP III LP, Blum Strategic Partners III and Saddlepoint GP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(5)   As reported on a Schedule 13G filed with the Commission on January 23, 2007 by Barclays Global Investors, NA (“BGI”) and certain of its affiliates, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited. According to the Schedule 13G: (a) BGI has sole voting power with respect to 5,422,304 shares of Common Stock and sole dispositive power with respect to 6,114,301 shares of Common Stock, (b) Barclays Global Fund Advisors has sole voting and dispositive power with respect to 991,647 shares of Common Stock, (c) Barclays Global Investors, Ltd. has sole voting and dispositive power with respect to 400,827 shares of Common Stock, and (d) Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and dispositive power with respect to 155,209 shares of Common Stock. The address of BGI is 45 Fremont Street, San Francisco, California 94105.

(6)   As reported on a Schedule 13G filed with the Commission on February 9, 2007 by Prudential Financial, Inc. (“Prudential”), and as reported on a Schedule 13G filed with the Commission on February 13, 2007 by Jennison Associates LLC, a subsidiary of Prudential (“Jennison”). According to the Schedule 13G filed by Prudential: (a) Prudential has sole voting and dispositive power with respect to 1,051,884 shares of Common Stock, and (b) Prudential has shared voting power with respect to 3,635,526 shares of Common Stock, and (c) Prudential has shared dispositive power with respect to 3,945,823 shares of Common Stock. Of those shares beneficially held by Prudential, 4,856,173 shares are beneficially held by Jennison, 4,545,876 shares for which Jennison possesses sole voting power, and 4,856,173 shares for which Jennison possesses shared dispositive power. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777.

(7)   Includes 29,600 shares of Common Stock held by Mr. Pesch’s individual retirement account, 8,800 shares of Common Stock held by Cathy Pesch’s individual retirement account (Cathy Pesch is Mr. Pesch’s spouse), 4,000 shares of Common Stock held by Robert Pesch Marital Trust dated October 23, 1998, for whom Mr. Pesch serves as co-trustee.

(8)   Includes 38,377 shares of Common Stock held by Mr. Dowdell, as Custodian for Brian M. Dowdell under the Uniform Transfers to Minors Act; 31,977 shares of Common Stock held by Mr. Dowdell, as Custodian for Sharon T. Dowdell under the Uniform Transfers to Minors Act; 69,552 shares of Common Stock held indirectly by the Robert E. and Grace Dowdell Living Trust dated July 11, 1991 for which Mr. Dowdell is co-trustee.

(9)   Includes 476 shares of Common Stock that Mr. Fireng has agreed to transfer to his former wife pursuant to a marital settlement agreement and 173 shares of Common Stock that were acquired by Mr. Fireng upon his marriage to the owner of the shares, all of which were purchased under CEC’s Employee Stock Purchase Plan.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, to serve as independent auditors of CEC for the year ending December 31, 2007. This firm has audited the accounts of CEC since 2002.

Stockholder ratification of the selection of Ernst & Young LLP as CEC’s independent auditors is not required by CEC’s By-Laws or otherwise. However, the Board of Directors has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board of Directors’ appointment of Ernst & Young LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will consider the facts and circumstances surrounding the vote and may reconsider such appointment. Notwithstanding this selection, and the ratification of this selection by stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CEC and its stockholders.

It is expected that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of CEC’s financial statements for the year ending December 31, 2007.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders—In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2008 Annual Meeting of Stockholders must be received by the Secretary of CEC not less than 120 days prior to April 17, 2008. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail such notice so that it is received by, the Secretary of the Company, at the principal executive offices of the Company, not less than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at CEC’s 2008 Annual Meeting of Stockholders must be received by the Secretary of CEC not less than 90 days prior to May 17, 2008.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals—Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, such proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority with respect to such proposal if the Company includes, in its proxy statement, advice on the nature of the matter and how the Company intends to exercise its discretion to vote on such matter.

Additional Information—CEC will furnish, without charge, a copy of its Annual Report on Form 10-K for its year ended December 31, 2006, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date, and will provide copies of the exhibits to such Form 10-K upon payment of a reasonable fee which shall not exceed CEC’s reasonable expenses in connection therewith. Requests for such materials should be directed to Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, Attention: Investor Relations Department. Such information may also be obtained free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation—The cost of CEC’s proxy solicitation will be borne by CEC. CEC has retained Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, at an estimated cost of $15,000, plus reimbursement of expenses, to assist it in soliciting proxies from brokers, nominees, institutions and individuals. CEC may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at CEC’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by CEC for their reasonable out-of-pocket expenses of solicitation. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of CEC. No additional compensation will be paid to directors, officers or other employees for such services.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Against		For	Against		For	Against

01 - Patrick W. Gross	☐	☐	02 - Thomas B. Lally	☐	☐	03 - Steven H. Lesnik	☐	☐

04 - Gary E. McCullough	☐	☐	05 - Keith K. Ogata	☐	☐	06 - Leslie T. Thornton	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007.	☐	☐	☐	3.	In their discretion on all other matters that may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.				Signature 2 — Please keep signature within the box.

/ /

		C 1234567890			J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
		6 1 A V	0 1 3 3 3 8 1

<STOCK#>	00PQXB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors
For The Annual Meeting of Stockholders—May 17, 2007

The undersigned hereby appoints Patrick K. Pesch and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 17, 2007, or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on May 17, 2007, or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal No. 1 and FOR Proposal No. 2.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)